 Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (this “ Agreement”) is made as of September 27, 2016 (the “Effective Date”) by and between CorMedix Inc., a Delaware corporation with principal executive offices at 1430 U.S. Highway 206, Suite 200, Bedminster, NJ 07921 (the “Company”), and Khoso Baluch (“Executive”). Each of the Company and Executive is referred to herein as a “Party” and together they are referred to as the “Parties.”

TERMS

In consideration of the foregoing premises and the mutual covenants and agreements herein contained, the Parties, intending to be legally bound, agree as follows:

1. Employment.

(a) Services. Executive will serve as the Company’s Chief Executive Officer commencing on October 3, 2016 (the “Start Date”) and will be responsible for the day-to-day management of the Company. Executive will report solely and directly to, and be subject to the supervision of, the Company’s Board of Directors (the “Board”). Executive will perform such services for the Company and have such powers, responsibilities and authority as are customarily associated with the position of Chief Executive Officer and shall perform customary and appropriate duties as may otherwise be reasonably assigned to the Executive from time to time by the Board. All employees of the Company will report to Executive or his designee.

(b) Acceptance. Executive hereby accepts such employment subject to the terms of this Agreement.

2. Term.

The duration of employment under this Agreement shall commence on the Start Date and shall continue for a term of three (3) years thereafter, unless sooner terminated pursuant to Section 8 (such three-year period referred to herein as the “Initial Term”); provided, however, that on the expiration of the Term, the Term shall be extended automatically for additional, successive one-year periods (such extended periods referred to herein as the “Extended Term”), unless one Party shall notify the other in writing at least ninety (90) days before the initial expiration of the Initial Term or the expiration of any successive one-year period during the Extended Term that this Agreement shall not be so extended after such expiry (a “Notice of Nonrenewal”). The Initial Term and the Extended Term collectively shall be referred to herein as the “Term.” Notwithstanding anything to the contrary contained herein, the provisions of this Agreement specified in Sections 5, 6, 9, 10, 11, 12, and 13 shall survive the expiration or termination hereof.

3. Duties; Place of Performance.

(a) Duties. Except as other set forth in this Section 3(a), Executive (i) shall devote all of his business time, attention and energies to the business and affairs of the Company, shall use his best efforts to advance the interests of the Company, and shall perform his duties diligently and to the best of his ability, in compliance with the Company’s policies and procedures and the laws and regulations that apply to the Company’s business; and (ii) shall not be engaged in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage, that will interfere with the performance by Executive of his duties hereunder or Executive’s availability to perform such duties or that Executive knows, or should reasonably know, will adversely affect, or negatively reflect upon, the Company. Executive may serve as a member of the board of directors of Poxel, a French public company that does not compete with the Company and, with the advance written consent of the Board, Executive may serve as a director of, or on the advisory committee of, other pharmaceutical and life science companies.

(b) Place of Performance. The duties to be performed by Executive hereunder shall be performed primarily at the executive offices of the Company in Bedminster, New Jersey, or, subject to Good Reason below, wherever the principal executive offices of the Company shall hereafter be located, subject to reasonable travel requirements on behalf of the Company, or such other place as the Company may reasonably designate.

(c) Board Service. Executive will be appointed to the Board as of the Start Date and the Company shall use its best efforts to cause Executive to be elected as a member of its Board throughout the Term and, unless there is a Change of Control (as defined below), shall include him in the management slate for election as a director at every stockholders meeting during the Term at which his term as a director would otherwise expire. Executive agrees to accept election, and to serve during the Term, as a director of the Company, without any compensation therefor other than as specified in this Agreement.

4. Compensation.

As full compensation for Executive’s performance of services as an employee of the Company, the Company shall pay Executive as follows:

(a) Base Salary. During the Initial Term, the Company shall pay Executive an annual base salary of Three Hundred Seventy-Five Thousand Dollars ($375,000) (as it may be increased from time to time as provided hereunder, the “Base Salary”), less applicable withholdings and deductions. Payment shall be made in accordance with the Company’s normal payroll practices. Upon the expiration of the Initial Term, the Board, or its Compensation Committee, shall review the Base Salary to determine whether an increase in the amount thereof is warranted in its sole discretion. The Base Salary will not be decreased unless (i) all officers and/or members of the Company’s executive management team experience an equal or greater percentage reduction in annual base salary and/or total compensation; and (ii) Executive’s Base Salary reduction is no greater than twenty-five (25) percent.

(b) Annual Bonus. Subject to the following provisions of this Section 4(b), Executive shall be eligible to receive an annual target bonus, less applicable withholdings and deductions, in an amount not to exceed Eighty Percent (80%) of the Base Salary then in effect, as determined by the Board (or its Compensation Committee), after consultation with Executive, in good faith based upon the achievement, during the year in question, of (i) objectives for the Company as a whole established by the Board (or its Compensation Committee) after consultation with Executive, and (ii) objectives for Executive established by the Board (or its Compensation Committee) at the beginning of the year after consultation with Executive. In 2016, the bonus will be prorated at this target level, contingent upon Executive meeting performance objectives established by the Board (or its Compensation Committee) after consultation with Executive. After 2016, the Board (or its Compensation Committee) will endeavor to determine and agree on Executive’s individual objectives for a given year within the first thirty (30) calendar days of each year. Executive must be employed by the Company through December 31 of a given year in order to earn the annual bonus for such year. The annual bonus for a given year will be paid no later than March 15 of the year following the year to which it relates.

(c) Stock Options. On the Start Date the Board shall approve the Company’s grant to Executive of stock options to purchase One Million, Eight Hundred And Fifty Thousand (1,850,000) shares of the Company’s outstanding common stock (the “Options”). The Options shall be granted pursuant to and subject to the terms and conditions of the Company’s Stock Plan and shall be further subject to the terms of stock option agreements to be entered into between Executive and the Company. The exercise price of the Options will be equal to the closing price of the Company’s common stock on the applicable date of grant on the New York Stock Exchange (“NYSE”). The Options shall vest as follows: (i) 1,250,000 of the Option shares will vest over four (4) years in four (4) equal annual installments on the first four anniversaries of the Start Date and will be exercisable pursuant to the terms of stock option agreements; (ii) 300,000 of the Option shares will be split into three equal tranches and will be exercisable (subject to vesting) upon the achievement of performance milestones set forth in the applicable stock option grant agreement; and (iii) 300,000 of the Option shares will be exercisable (subject to vesting) upon the Company’s stock price on the NYSE attaining an average closing price per share (as such shares are presently constituted as of the Start Date, subject to adjustment for stock dividends, stock splits and the like) that is at least two and three fourths (2.75) times the lower of the closing price per share on September 23, 2016 or the Start Date, with such increased stock price measured on an average basis of the closing price for a 30-day period (the “Qualifying Price”), provided, in all cases, that Executive remains an employee of, or a consultant to, the Company through the applicable vesting date, and provided further that with respect to the Options described in clauses (ii) and (iii) above (collectively referred to herein as the “Performance Options”), such Performance Options will not vest before December 31, 2018, and the Performance Options will be forfeited if performance of the objectives associated with the Performance Options is not achieved within four (4) years of Start Date and, in the case of the Performance Options described in clause (iii) above, the closing stock price is below the Qualifying Price on December 31, 2018.

(d) Withholding. The Company will withhold from any amounts payable under this Agreement such federal, state and local taxes as the Company determines are required to be withheld pursuant to applicable law.

(e) Expenses. The Company will reimburse Executive to cover Executive’s actual aggregate expenses related to his employment (including relocation, temporary housing, legal fees and taxes), in an amount not to exceed Seventy-Five Thousand Dollars ($75,000). Separately, the Company shall also reimburse Executive for all normal, usual and necessary expenses incurred by Executive in furtherance of the business and affairs of the Company, including without limitation reasonable travel, lodging, meals, and entertainment upon timely receipt by the Company of appropriate vouchers or other proof of Executive’s expenditures and otherwise in accordance with any expense reimbursement policy as may from time to time be adopted by the Company. Such reimbursements will be made in a timely manner and in accordance with the policies of the Company, but in no event later than December 31 of the year following the year in which Executive incurs such expense. The amount of expenses eligible for reimbursement during one year will not affect the expenses eligible for reimbursement in any other year, and is not subject to liquidation or exchange for another benefit.

(f) Other Benefits. Executive shall be entitled to all rights and benefits for which he shall be eligible under any benefit or other plans (including, without limitation, dental, medical, medical reimbursement and hospital plans, pension plans, employee stock purchase plans, profit sharing plans, bonus plans, prescription drug reimbursement plans, short and long term disability plans, life insurance and other so-called “fringe” benefits) as the Company shall make available to its senior executives from time to time. All such benefits are subject to the provisions of their respective plan documents in accordance with their terms and are subject to amendment or termination by the Company without Executive’ s consent.

(g) Vacation. Executive shall be entitled to a vacation up to four (4) weeks per annum, of which no more than two (2) weeks may be taken consecutively, in addition to holidays observed by the Company and reasonable periods of paid personal and sick leave. All such paid time off shall accrue and be used in accordance with the Company’s established policies and procedures.

(h)           Future Equity. After the Initial Term, Executive shall be eligible for future equity grants, in the discretion of the Board (or its Compensation Committee).

5. Confidential Information and Inventions.

(a) Confidential Information; Non-Disclosure and Non-Use. Executive recognizes and acknowledges that in the course of his duties he will receive confidential or proprietary information of the Company, its affiliates or third parties with whom the Company or any such affiliates has an obligation of confidentiality. Accordingly, during and after the Term, Executive agrees to keep confidential and not disclose or make accessible to any other person or use for any other purpose other than in connection with the fulfillment of his duties under this Agreement, any “Confidential and Proprietary Information” (defined below) owned by, or received by or on behalf of the Company or any of its affiliates. The term “Confidential and Proprietary Information” shall include, but shall not be limited to, confidential or proprietary scientific or technical information, data, formulas and related concepts, business plans (both current and under development), client lists, promotion and marketing programs, trade secrets, or any other confidential or proprietary business information relating to development programs, costs, revenues, marketing, investments, sales activities, promotions, credit and financial data, manufacturing processes, financing methods, and any and all information relating to the operation of the Company’s business which the Company may from time to time designate as confidential or proprietary or that Executive reasonably knows should be, or has been, treated by the Company as confidential or proprietary. Executive expressly acknowledges that the Confidential and Proprietary Information constitutes a protectable business interest of the Company. Confidential and Proprietary Information encompasses all formats in which information is preserved, whether electronic, print, or any other form, including all originals, copies, notes, or other reproductions or replicas thereof. Executive agrees: (i) not to use any such Confidential and Proprietary Information for himself or others; and (ii) not to take any Company material or reproductions (including but not limited to writings, correspondence, notes, drafts, records, invoices, technical and business policies, computer programs or disks) thereof from the Company’s offices at any time during his employment by the Company, except in connection with the execution of Executive’s duties to the Company.

(b) Return of Property. Upon request during employment and immediately at the termination of his employment, Executive will return to the Company all Confidential and Proprietary Information in any form (including all copies and reproductions thereof) and all other property whatsoever of the Company in his possession or under his control. If requested by the Company, Executive will certify in writing that all such materials have been returned to the Company. Executive also expressly agrees that immediately upon the termination of his employment with the Company for any reason, Executive will cease using any secure website, computer systems, e-mail system, phone system or voicemail service provided by the Company for the use of its employees. Notwithstanding the foregoing, Executive may retain his address book to the extent it only contains contact information.

(c) Exceptions. Confidential and Proprietary Information does not include any information that: (i) at the time of disclosure is generally known to, or readily ascertainable by, the public; (ii) becomes known to the public through no fault of Executive or other violation of this Agreement; or (iii) is disclosed to Executive by a third party under no obligation to Executive’s knowledge to maintain the confidentiality of the information. The restrictions in Section 5(a) above will not apply to any information the extent that that Executive is required to disclose such information by law, provided that the Executive (x) notifies the Company of the existence and terms of such obligation, (y) gives the Company prompt notice to seek a protective or similar order to prevent or limit such disclosure, and (z) only discloses that information actually required to be disclosed. Notwithstanding the foregoing, nothing in this Agreement is meant to prohibit Executive from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the SEC, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Executive shall not be required to obtain the prior authorization of the Company to make any such reports or disclosures and is not required to notify the Company that he has made such reports or disclosures.

(d) Notice Of Immunity From Liability For Confidential Disclosure Of A Trade Secret To The Government Or In A Court Filing. Pursuant to the Federal Defend Trade Secrets Act of 2016, Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to his attorney and use the trade secret information in the court proceeding, if the individual (a) files any document containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order.

(e) Inventions. Executive agrees that all inventions, discoveries, improvements and patentable or copyrightable works (“Inventions”) initiated, conceived or made by him within the scope of the Company’s business and in the course of his employment with the Company, either alone or in conjunction with others, during the Term shall be the sole property of the Company to the maximum extent permitted by applicable law and, to the extent permitted by law, shall be “works made for hire” as that term is defined in the United States Copyright Act (17 U.S.C.A., Section 101). The Company shall be the sole owner of all patents, copyrights, trade secret rights, and other intellectual property or other rights in connection therewith; provided, however that this Section 5(e) shall not apply to Inventions which are not related to the business of the Company and which are made and conceived by Executive not during normal working hours, not on the Company’s premises and not using the Company’s tools, devices, equipment or Confidential and Proprietary Information. Subject to the foregoing, Executive hereby assigns to the Company all right, title and interest he may have or acquire in all Inventions; provided, however, that the Board may in its sole discretion agree to waive the Company’s rights pursuant to this Section 5(e).

(f) Further Actions and Assistance. Executive agrees to cooperate reasonably with the Company and at the Company’s expense, both during and after his employment with the Company, with respect to the procurement, maintenance and enforcement of copyrights, patents, trademarks and other intellectual property rights (both in the United States and foreign countries) relating to the Inventions. Executive shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights and powers of attorney, that the Company reasonably may deem necessary or desirable in order to protect its rights and interests in any Inventions. Executive further agrees that if the Company is unable, after reasonable effort, to secure Executive’s signature on any such papers, any officer of the Company shall be entitled to execute such papers as his agent and attorney-in-fact and Executive hereby irrevocably designates and appoints each officer of the Company as his agent and attorney-in-fact to execute any such papers on his behalf and to take any and all actions as the Company reasonably may deem necessary or desirable in order to protect its rights and interests in any Inventions, under the conditions described in this Section 5(f).

(g) Prior Inventions. Executive will not assert any rights to any invention, discovery, idea or improvement relating to the business of the Company or to his duties hereunder as having been made or acquired by Executive prior to his work for the Company, except for the matters, if any, described in Appendix A to this Agreement.

(h) Disclosure. Executive agrees that he will promptly disclose to the Company all Inventions initiated, made, conceived or reduced to practice by him, either alone or jointly with others, during the Term.

(i) Survival. The provisions of this Section 5 shall survive any termination of this Agreement.

6. Non-Competition, Non-Solicitation and Non-Disparagement.

(a) Executive understands and recognizes that his services to the Company are special and unique and that in the course of performing such services Executive will have access to and knowledge of Confidential and Proprietary Information. Executive agrees that, during the Term and the twelve month period immediately following Executive’s separation from employment (the “Termination Restriction Period”), whether such separation is voluntary or involuntary, he shall not in any manner, directly or indirectly, on behalf of himself or any person, firm, partnership, joint venture, corporation or other business entity (“Person”), enter into or engage in any business involving the development or commercialization of a preventive anti-infective product that would be a competitor of Neutrolin or a product containing taurolodine or any other product being actively developed or produced by the Company as of the date of Executive’s termination of employment (the “Business of Company”), either as an individual for his own account, or as a partner, joint venturer, owner, executive, employee, independent contractor, principal, agent, consultant, salesperson, officer, director or shareholder of such Person, in any capacity that requires or could result in Executive’s intentional or unintentional use of the Confidential and Proprietary Information and/or requires Executive to perform services substantially similar to those performed for the benefit of the Company during the Term, within the United States and the European Union, provided, however, that nothing shall prohibit Executive from performing executive duties for any Person that does not engage in the Business of Company. Executive acknowledges that, due to the unique nature of the Business of the Company, the Company has a strong legitimate business interest in protecting the continuity of its business interests and its Confidential and Proprietary Information and the restriction herein agreed to by Executive narrowly and fairly serves such an important and critical business interest of the Company. Notwithstanding the foregoing, nothing contained in this Section 6(a) shall be deemed to prohibit Executive from acquiring or holding, solely for investment, publicly traded securities of any corporation, some or all of the activities of which are engaged in the Business of Company so long as such securities do not, in the aggregate, constitute more than four percent (4%) of any class or series of outstanding securities of such corporation; or being a passive investor holding less than four percent (4%) of a private equity, venture capital or other commingled fund; and further notwithstanding the foregoing, nothing contained in this Section 6(a) shall preclude Executive from becoming an employee of, or from otherwise providing services to, a separate division or operating unit of a multi-divisional business or enterprise (a “Division”) if: (i) the Division by which Executive is employed, or to which Executive provides services, is not engaged in the Business of Company, (ii) Executive does not provide services, directly or indirectly, to any other division or operating unit of such multi-divisional business or enterprise engaged in or proposing to engage in the Business of Company (individually, a “Competitive Division” and collectively, the “Competitive Divisions”) and (iii) the Competitive Divisions, in the aggregate, accounted for less than one-third of the multi-divisional business or enterprise's consolidated revenues for the fiscal year, and each subsequent quarterly period, prior to Executive's commencement of employment with or provision of services to the Division.

(b) Reasonableness of Restriction. Executive hereby acknowledges and agrees that the covenant against competition provided for pursuant to Section 6(a) is reasonable with respect to its duration, geographic area and scope. In addition, Executive acknowledges that the Company engages in the Business of Company throughout the United States and the European Union. If, at the time of enforcement of this Section 6, a court holds that the restrictions stated herein are unreasonable under the circumstances then existing, the Parties hereto agree that the maximum duration, scope or geographic area legally permissible under such circumstances will be substituted for the duration, scope or area stated herein.

(c) Non-Solicitation. During the Term and the applicable Termination Restriction Period (as defined below), Executive shall not, directly or indirectly, on his own behalf or on behalf of any person or entity, without the prior written consent of the Company:

(i) solicit or induce any employee, consultant or independent contractor of the Company or any of its affiliates to leave the employ of (or end a contracting relationship with) the Company or any affiliate; or hire for any competitive purpose any employee consultant or independent contractor of the Company; or hire any former employee who has left the employment of the Company or any affiliate of the Company within six (6) months of the termination of such employee's employment with the Company or any such affiliate for any competitive purpose; or hire any former consultant or independent contractor who has ended his or her consultancy or contracting relationship with the Company or any affiliate of the Company within six (6) months of the end of such consultancy or contracting relationship for any competitive purpose; or hire any former employee of the Company in knowing violation of such employee's non-competition agreement with the Company or any such affiliate; or

(ii) solicit, divert or take away, or attempt to divert or take away, the business or patronage of any agent, client or customer of the Company which was served by the Company during the twelve-month period prior to the termination of Executive’s employment with the Company; or induce, encourage, or attempt to induce or encourage any client or customer of the Company which was served by the Company during the twelve-month period prior to the termination of Executive’s employment with the Company to reduce, limit, or cancel its business with the Company.

For clarity, the foregoing shall not be violated by general advertising, by serving as a reference upon request or by actions taken in the good faith performance of Executive’s duties to the Company.

(d) Non-Disparagement. Executive agrees that he shall not directly or indirectly disparage, whether or not truthfully, the name or reputation of the Company or any of its affiliates, including but not limited to, any officer, director, employee or shareholder (provided Executive has had material dealings with such shareholder) of the Company or any of its affiliates; provided that, nothing in this Section shall be construed to interfere with Executive’s right to engage in protected concerted activity under the National Labor Relations Act. Notwithstanding this Section 6(d), nothing contained herein shall apply to statements made by Executive (x) in the course of his responsibility to evaluate the performance and/or participate in any investigation of the conduct or behavior of officers, employees and/or others, (y) as part of any judicial, administrative or other legal action or proceeding, or (z) in rebuttal of false or misleading statements by others, and nothing shall be construed to limit or impair the ability of Executive to provide truthful testimony in response to any validly issued subpoena or to file pleadings or respond to inquiries or legal proceedings by any government agency to the extent required by applicable law. These non-disparagement obligations will cease to apply two (2) years after Executive’s termination of employment.

(e) Enforcement. In the event that Executive breaches or threatens to breach any provisions of Section 5 or this Section 6, then, in addition to any other rights the Company may have, it shall be entitled to seek injunctive relief to enforce such provisions. In the event that an actual proceeding is brought in equity to enforce the provisions of Section 5 or this Section 6, Executive shall not urge as a defense that there is an adequate remedy at law nor shall the Company be prevented from seeking any other remedies that may be available to it.

(f) Remedies Cumulative; Judicial Modification. Each of the rights and remedies enumerated in Section 6(e) shall be independent of the others and shall be in addition to and not in lieu of any other rights and remedies available to the Company at law or in equity. If any of the covenants contained in this Section 6, or any part of any of them, is hereafter construed or adjudicated to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants or rights or remedies, which shall be given full effect without regard to the invalid portions. If any of the covenants contained in this Section 6 is held to be invalid or unenforceable because of the duration of such provision or the area covered thereby, the Parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision and in its reduced form such provision shall then be enforceable.

(g) Survival. The provisions of this Section 6 shall survive any termination of this Agreement.

7. Representations and Warranties.

(a) By Executive. Executive hereby represents and warrants to the Company as follows:

(i) Neither the execution or delivery of this Agreement nor the performance by Executive of his duties and other obligations hereunder conflict with or constitute a default or breach of any covenant or obligation under (whether immediately, upon the giving of notice or lapse of time or both) any prior employment agreement, contract, or other instrument to which Executive is a party or by which he is bound.

(ii) Executive has the full right, power and legal capacity to enter and deliver this Agreement and to perform his duties and other obligations hereunder. This Agreement constitutes the legal, valid and binding obligation of Executive enforceable against him in accordance with its terms. No approvals or consents of any persons or entities are required for Executive to execute and deliver this Agreement or perform his duties and other obligations hereunder.

(iii) Executive will not use any confidential information or trade secrets of any third Party in his employment by the Company in violation of the terms of the agreements under which he had access to or knowledge of such confidential information or trade secrets.

(b) By The Company. The Company hereby represents and warrants to Executive that the Company has the full right and power to enter and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the legal, valid and binding obligation of the Company enforceable against it in accordance with its terms. All approvals or consents required for the Company to validly execute and deliver this Agreement and perform its obligations hereunder, including, without limitation, approval of the Board, if required, have been obtained.

8. Termination.

(a) Cause. Executive’s employment hereunder may be terminated by the Company immediately for “Cause” (defined below). Any of the following actions by Executive shall constitute “Cause”:

(i) The willful failure, disregard or refusal by Executive to perform his material duties or obligations under this Agreement (other than as a result of Executive’s mental incapacity or illness, as confirmed by medical evidence provided by a physician selected by the Company);

(ii) Any willful, intentional or grossly negligent act by Executive having the effect of materially injuring (whether financially or otherwise) the business or reputation of the Company or any of its affiliates (other than acts that were performed in a good faith attempt to advance the business interests of the Company);

(iii) Executive’s conviction of any felony involving moral turpitude (including entry of a guilty or nolo contendere plea);

(iv) The Executive’s qualification as a “bad actor,” as defined by 17 CFR 230.506(a);

(v) The good faith determination by the Board, after a reasonable and good-faith investigation by the Company that Executive engaged in some form of harassment prohibited by law (including, without limitation, harassment on the basis of age, sex or race) unless Executive’s actions were specifically directed by the Board;

(vi) Any material misappropriation or embezzlement by Executive of the property of the Company or its affiliates (whether or not a misdemeanor or felony); or

(vii) Breach by Executive of any material provision of this Agreement that is materially injurious to the Company. Notwithstanding the foregoing, in no event shall Cause exist unless the Company’s Board has made a formal determination of Cause by majority vote and provided Executive with 10 days advance notice followed by the right to be heard in front of the entire Board followed by a second majority vote finding that Cause still exists. Such meeting of the Board can occur in person or via teleconference. If the circumstances surrounding Cause are reasonably curable, then the Executive shall have the right to cure those circumstances over the next 20 days. If the circumstances are not curable or if those circumstances still exist after the cure period has expired, then (and only then) shall Cause be deemed to exist for purposes of this Agreement.

(b) Death. Executive’s employment hereunder shall be terminated upon Executive’s death.

(c) Disability. The Company may terminate Executive’s employment hereunder due to Executive’s “Disability” (defined below) while Executive is so Disabled. For purposes of this Agreement, a termination due to Executive’s “Disability” shall be deemed to have occurred if the Executive has not been able to perform his material duties for 180 days in a 365 day period.

(d) Good Reason. Executive may terminate his employment hereunder for “Good Reason” (as defined below) pursuant to the procedures set forth in this Section 8(d). In order for Executive to resign for Good Reason, Executive must provide written notice to the Board of the existence of the Good Reason condition within sixty (60) days of the initial existence of such Good Reason condition. Upon receipt of such notice, the Company will have thirty (30) days during which it may attempt to remedy the Good Reason condition. If so remedied, Executive may not resign for Good Reason based on such condition. If the Good Reason condition is not remedied within such thirty (30) day period, Executive may resign based on the Good Reason condition specified in the notice effective no later than thirty (30) days following the expiration of the thirty (30) day cure period. The term “Good Reason” shall mean any of the following occurring without the Executive’s consent:

(i) any material breach of this Agreement by the Company;

(ii) any material reduction by the Company of Executive’s duties, responsibilities, or authority;

(iii) a material reduction in Executive’s annual Base Salary unless (i) all officers and/or members of the Company’s executive management team experience an equal or greater percentage reduction in annual base salary and/or total compensation; and (ii) Executive’s Base Salary and/or total compensation reduction is no greater than twenty-five (25) percent; or

(iv) a material reduction in Executive’s target bonus level unless: (i) all officers and/or members of the Company’s executive management team experience an equal or greater percentage reduction related to target bonus levels; and (ii) Executive’s target bonus level reduction is no greater than twenty-five (25) percent.

(e) Convenience. Either Party may terminate Executive’s employment hereunder for any reason or no reason at any time upon sixty (60) days written notice of termination to the other Party, which notice shall specify the termination date, or by providing a Notice of Nonrenewal to the other Party pursuant to the terms of Section 2.

9. Compensation upon Termination.

In the event Executive’s employment is terminated, the Company shall pay to Executive the Base Salary and benefits otherwise payable to him under Section 4 through the last day of his actual employment by the Company, along with any reimbursable business expenses subject to Company policy and any amounts due under any benefit plan or program in accordance with its terms (together, the “Accrued Compensation”). Except for the Accrued Compensation, rights to indemnification and directors’ and officers’ liability insurance, and as otherwise required by law, Executive will have no further entitlement hereunder to any other compensation or benefits from the Company except as expressly provided below:

(a) Death or Disability. If Executive’s employment is terminated as a result of his death or Disability, the Company shall pay to Executive or to Executive’s estate, as applicable, the Accrued Compensation. In addition, Executive shall receive the bonus due for any completed fiscal year not yet paid (including timing of payment, the “Prior Year Bonus”).

(b) Cause. If Executive’s employment is terminated by the Company for Cause, Executive shall not be entitled to receive any payments or benefits other than the Accrued Compensation, rights to indemnification and directors’ and officers’ liability insurance and as otherwise required by law. All shares of capital stock of the Company held by Executive that are subject to vesting (“Restricted Shares”) that have not vested as of the date of termination shall be forfeited to the Company as of such date. All unvested options to purchase shares of capital stock of the Company (“Stock Options”) shall immediately terminate upon termination for Cause.

(c) Other than for Cause, Non-Renewal, Death or Disability. If the Company terminates Executive’s employment, other than as a result of Executive’s death or Disability, other than by Notice of Nonrenewal and other than for Cause, or if Executive terminates Executive’s employment for Good Reason, then conditioned upon Executive executing a Release (as defined below) following such termination, the Company will provide to Executive the following separation benefits: (i) payment of the Accrued Compensation and Prior Year Bonus, rights to indemnification and directors’ and officers’ liability insurance and any rights or privilege otherwise required by law, (ii) payment to Executive of his Base Salary over a period of twelve (12) months, (iii) payment to Executive on a prorated basis for any partial bonus earned by Executive based on the actual achievement of the objectives referenced in Section 4(b), (iv) if Executive timely elects continued health insurance coverage under COBRA, payment to Executive of a portion of the premium necessary to continue such coverage for Executive and Executive’s eligible dependents that is equal to the portion paid for by the Company during Executive’s employment, until the conclusion of the time when Executive is receiving continuation of Base Salary payments or until Executive becomes eligible for group health insurance coverage under another employer’s plan, whichever occurs first, provided however that the Company has the right to terminate such payment of COBRA premiums on behalf of Executive and instead pay Executive a lump sum amount equal to the COBRA premium times the number of months remaining in the specified period if the Company determines in its discretion that continued payment of the COBRA premiums is or may be discriminatory under Section 105(h) of the Code, and (v) all Restricted Shares and Stock Options that are scheduled to vest on or before the next succeeding anniversary of the date of termination shall be accelerated and deemed to have vested as of the termination date. All Stock Options that have vested (or been deemed pursuant to the immediately preceding sentence to have vested) as of the date of Executive’s termination shall remain exercisable until the earlier of the expiry of ninety (90) days following such termination or the termination date applicable under the grant; provided that, for the avoidance of doubt, the Performance Options whose vesting requirements have not been successfully met as of the date of Employee’s termination of employment or resignation with Good Reason will not accelerate. The separation benefits set forth above are conditioned upon Executive executing a release of claims against the Company, its parents, subsidiaries and affiliates and each of its officers, directors, employees, agents, successors and assigns in substantially the form attached hereto as Exhibit B (the “Release”) within the time specified therein, which Release is not revoked within any time period allowed for revocation under applicable law. The salary continuation described in Section 9(c)(ii) above will be payable to Executive over time in accordance with the Company’s payroll practices and procedures beginning on the sixtieth (60th) day following the termination of Executive’s employment with the Company, provided that the Company, in its sole discretion but in accordance with Internal Revenue Code Section 409A, may begin the payments earlier.

(d) By Notice of Non-Renewal. If, pursuant to Section 8(e), Executive terminates his employment hereunder by written notice of termination without Good Reason or if either Party terminates Executive’s employment by providing a Notice of Nonrenewal to the other Party, Executive shall not be entitled to receive any payments or benefits other than the Accrued Compensation, the Prior Year’s Bonus, rights to indemnification and directors’ and officers’ liability insurance and as otherwise required by law.

(e) This Section 9 sets forth the only obligations of the Company with respect to the termination of Executive’s employment with the Company, and Executive acknowledges that, upon the termination of his employment, he shall not be entitled to any payments or benefits which are not explicitly provided in this Section 9, except as required by law or the terms of another employee plan, program or arrangement covering him. Executive acknowledges and agrees that upon the termination of his employment with the Company, regardless of the reason or grounds therefore, he shall resign from his position on the Board and from any other board, organization or foundation wherein Executive sits or belongs as a representative of the Company.

(f) The obligations of the Company that arise under this Section 9 shall survive the expiration or earlier termination of this Agreement.

10. Change In Control.

(a) Change In Control Defined. The term “Change In Control” shall have the same meaning as defined in the Company’s 2013 Stock Incentive Plan, as in effect on the date of this Agreement.

(b) Consequence upon Executive’s Termination Without Cause or Executive’s Resignation With Good Reason. Upon Executive’s termination of employment without Cause or Executive’s resignation of employment with Good Reason within twenty-four months after a Change In Control, the Company shall provide Executive the following separation benefits: (i) payment of the Accrued Compensation, the Prior Year Bonus, rights to indemnification and directors’ and officers’ liability insurance and any rights or privilege otherwise required by law, (ii) payment to Executive of his Base Salary and full target bonus over a period of twelve (12) months, (iii) payment to Executive on a prorated basis for any partial bonus earned by Executive based on the achievement of the objectives referenced in Section 4(b), (iv) if Executive timely elects continued health insurance coverage under COBRA, payment to Executive of the entire premium necessary to continue such coverage for Executive and Executive’s eligible dependents until the conclusion of the time when Executive is receiving continuation of Base Salary payments or until Executive becomes eligible for group health insurance coverage under another employer’s plan, whichever occurs first, provided however that the Company has the right to terminate such payment of COBRA premiums on behalf of Executive and instead pay Executive a lump sum amount equal to the COBRA premium times the number of months remaining in the specified period if the Company determines in its discretion that continued payment of the COBRA premiums is or may be discriminatory under Section 105(h) of the Code, and (v) all Restricted Shares and unvested Stock Options held by Executive shall be accelerated and deemed to have vested as of the date of the Executive’s termination of employment. All Stock Options that have vested (or been deemed pursuant to the immediately preceding sentence to have vested) as of the date of Executive’s termination of employment shall remain exercisable until the earlier of the expiry of twelve (12) months following such termination or the termination date applicable under the grant. The separation benefits set forth above are conditioned upon Executive executing a Release within the time specified therein, which Release is not revoked within any time period allowed for revocation under applicable law. The salary continuation described in Section 10(b)(ii) above will be payable to Executive over time in accordance with the Company’s payroll practices and procedures beginning on the sixtieth (60th) day following the termination of Executive’s employment with the Company, provided that the Company, in its sole discretion but in accordance with “Section 409A” (defined below), may begin the payments earlier.

(c) Potential Adjustments due to Tax Implications. Notwithstanding anything in this Agreement or any other agreement between Executive and the Company to the contrary, but subject to this Section 10(c), the Company will effectuate the acceleration contemplated under Section 10(b) and will make the payments and other acceleration of benefits under this Agreement and other compensatory arrangements without regard to whether Section 280G of the Code would limit or preclude the deductibility of such payments or benefits. However, if reducing or eliminating any payment and/or other benefit (including the vesting of his options or other equity compensation) would increase the “Total After-Tax Payments” (defined below), then the amounts payable to Executive will be reduced or eliminated as follows (or in such other manner as Executive may specify at the applicable time if permitted to do so without violation of Internal Revenue Code Sections 280G, 409A and 4999) to the extent necessary to maximize such Total After-Tax Payments:

(i) first, by reducing or eliminating any cash payments or other benefits (other than the vesting of any options or stock) and

(ii) second, by reducing or eliminating the vesting of options and stock that occurs as a result of a Change of Control or other event covered by Section 280G of the Code in reverse order of vesting and with grants whose parachute value is calculated without regard to Treasury Regulations 280G-1 Q&A 24(c) being reduced prior to those subject to Q&A 24(c).

The Company’s independent, certified public accounting firm will determine whether and to what extent payments or vesting are required to be reduced or eliminated in accordance with the foregoing. If there is ultimately determined to be an underpayment of or overpayment to Executive under this provision, the amount of such underpayment or overpayment will be immediately paid to Executive or refunded by him, as the case may be, with interest at the applicable federal rate under the Code. The term “Total AfterTax Payments” means the total value of all “parachute payments” (as that term is defined in Section 280G(b)(2) of the Code) made to Executive or for his benefit (whether made under the Agreement or otherwise), after reduction for all applicable federal taxes (including, without limitation, the tax described in Section 4999 of the Code). The cost of the accountant shall be paid by the Company and the accountant shall deliver to the parties its calculations in a form that can be relied upon for filing of tax returns. The calculations made pursuant to this section shall be made by allocating the full summary compensation table value (from the latest filed proxy) or an estimate thereof of the Executive’s annual total compensation to the noncompete set forth in this Agreement.

11. Indemnification.

The Company shall defend and indemnify Executive regard to his capacities with the Company, its affiliates and its benefit plans to the fullest extent permitted under the Delaware General Corporate Law (the “DGCL”). The Company shall also establish a policy for indemnifying its officers and directors, including but not limited to Executive, for all actions permitted under the DGCL taken in good faith pursuit of their duties for the Company, including, but not limited to, the obtaining of an appropriate level of directors and officers liability insurance coverage and including such provisions in the Company’s bylaws or certificate of incorporation, as applicable and customary. Executive shall be designated as a named insured on such directors and officers liability insurance policy. Executive’s rights to, and the Company’s obligation to provide, indemnification shall survive termination of this Agreement.

12. Compliance with Code Section 409A.

(a) Intent of the Parties. The intent of the Parties is that the payments, compensation and benefits under this Agreement will be exempt from or comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively “Section 409A”) and, in this connection, the Agreement shall be interpreted to be exempt or in compliance with Section 409A. Further, if any benefit or payment payable under this Agreement is deemed to not comply with Section 409A, the Company and Executive agree to renegotiate in good faith any such benefit or payment (including, without limitation, as to the timing of any severance payments payable hereunder) so that either (i) Section 409A will not apply or (ii) compliance with Section 409A will be achieved; provided, however, that any resulting renegotiated terms shall provide to Executive the after-tax economic equivalent of what otherwise has been provided to Executive pursuant to the terms of this Agreement, and provided further, that any deferral of payments or other benefits shall be only for such time period as may be required to comply with Section 409A.

(b) Potential Delay of Payment(s) and Adjustments. For the avoidance of doubt, the Parties intend that payments of the separation benefits set forth in Section 9 above satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulation Sections 1.409A-1(b)(4), 1.409A-1(b)(5), and 1.409A-1(b)(9). If any payment, compensation or other benefit provided to Executive in connection with his separation from service is determined, in whole or in part, to constitute “nonqualified deferred compensation” within the meaning of Section 409A and Executive is a “specified employee” within the meaning of Section 409A, no part of such payments shall be paid before the day that is six (6) months plus one (1) day after the termination date or his earlier death (the “New Payment Date”). The aggregate of any payments that otherwise would have been paid to Executive during the period between the termination date and the New Payment Date shall be paid to Executive in a lump sum on such New Payment Date. Thereafter, any payments that remain outstanding as of the day immediately following the New Payment Date shall be paid without delay over the time period originally scheduled, in accordance with the terms of this Agreement.

(c) Separation from Service. Notwithstanding anything to the contrary set forth herein, any payments and benefits provided under Section 9 above that constitute “deferred compensation” within the meaning of Section 409A will not commence in connection with Executive’s termination of employment unless and until Executive has also incurred a “separation from service” (as such term is defined in Treasury Regulation Section 1.409A-1(h)), unless the Company reasonably determines that such amounts may be provided to Executive without causing Executive to incur additional tax under Section 409A.

(d) Installments. If any payment, compensation or other benefit required by the Agreement is to be paid in a series of installment payments, each individual payment in the series shall be considered a separate payment for purposes of Section 409A.

13. Miscellaneous.

(a) Governing Law. Subject to the next sentence, this Agreement and all questions relating to its validity, interpretation, performance, remediation, and enforcement (including, without limitation, provisions concerning limitations of actions) shall be governed by and construed in accordance with the substantive laws of the State of Delaware, notwithstanding any choice-of-law doctrines of that jurisdiction or any other jurisdiction that ordinarily would or might cause the substantive law of another jurisdiction to apply.

(b) Personal Jurisdiction. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY ACTION OR PROCEEDING RELATING IN ANY WAY TO THIS AGREEMENT MAY ONLY BE BROUGHT AND ENFORCED IN THE STATE OR FEDERAL COURTS LOCATED IN SOMERSET COUNTY, NEW JERSEY, TO THE EXTENT SUBJECT MATTER JURISDICTION EXISTS THEREFORE. THE PARTIES IRREVOCABLY SUBMIT TO THE JURISDICTION OF SUCH COURTS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING. THE PARTIES IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT THEY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH ACTION OR PROCEEDING IN SUCH COURTS, AS WELL AS ANY CLAIM THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN ANY INCONVENIENT FORUM.

(c) Service of Process. THE PARTIES FURTHER IRREVOCABLY CONSENT TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN THE MANNER AND TO THE ADDRESS SPECIFIED IN SECTION 13(h) OF THIS AGREEMENT.

(d) Waiver of Jury Trial. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF. EACH OF THE PARTIES HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

(e) Assignment. This Agreement, and Executive’s rights and obligations hereunder, may not be assigned by Executive. The Company may assign its rights, together with its obligations, hereunder only in connection with any sale, transfer or other disposition of all or substantially all of its business or assets and to an assignee who assumes such obligations by law or in writing. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties hereto, and their respective heirs, legal representatives, successors and assigns.

(f) Amendment. This Agreement cannot be amended orally, or by any course of conduct or dealing, but only by a written agreement duly executed by the Parties.

(g) Waiver. The failure of either Party to insist upon the strict performance of any of the terms, conditions and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and such terms, conditions and provisions shall remain in full force and effect. No waiver of any term or condition of this Agreement on the part of either Party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such Party. Unless the written waiver instrument expressly provides otherwise, no waiver by a Party of any right or remedy or breach by the other Party in any particular instance shall be construed to apply to any right, remedy or breach arising out of or related to a subsequent instance.

(h) Notices. All notices, demands or other communications desired or required to be given by a Party to the other Party shall be in writing and shall be deemed effectively given upon (i) personal delivery to the Party to be notified, (ii) upon confirmation of receipt of fax or other electronic transmission, (iii) one business day after deposit with a reputable overnight courier, prepaid for priority overnight delivery, or (iv) five days after deposit with the United States Postal Service, postage prepaid, certified mail, return receipt requested, in each case to the Party to be notified at the Company’s principal executive officers in the case of the Company and at the latest address of the Executive on the books of the Company in the case of the Executive; or to such other addresses and to the attention of such other individuals as either Party shall have designated to the other by notice given in the foregoing manner.

(i) Entire Agreement. This Agreement sets forth the entire agreement and understanding of the Parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral between the Parties, relating to the subject matter hereof.

(j) Affiliate and Control Defined. As used in this Agreement, the term “affiliate” of a specified Person shall mean and include any Person controlling, controlled by or under common control with the specified Person. A Person shall be deemed to “control” another Person if such first Person possesses directly or indirectly the power to direct, or cause the direction of, the management and policies of the second Person, whether through the ownership of voting securities, by contract or otherwise.

(k) Captions, Headings and Cross-References. The section headings contained herein are for reference purposes and convenience only and shall not in any way affect the meaning or interpretation of this Agreement. Except as expressly set forth otherwise, all cross-references to sections refer to sections of this Agreement.

(l) Severability. In addition to, and not in conflict with, the provisions of Sections 6(b) and 6(f), the Parties agree that each and every provision of this Agreement shall be deemed valid, legal and enforceable in all jurisdictions to the fullest extent possible. Any provision of this Agreement that is determined to be invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be adjusted and reformed rather than voided, if possible, in order to achieve the intent of the Parties. Any provision of this Agreement that is determined to be invalid, illegal or unenforceable in any jurisdiction which cannot be adjusted and reformed shall for the purposes of that jurisdiction, be voided. Any adjustment, reformation or voidance of any provisions of this Agreement shall only be effective in the jurisdiction requiring such adjustment or voidance, without affecting in any way the remaining provisions of this Agreement in such jurisdiction or adjusting, reforming, voiding or rendering that provision or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

(m) Counterpart Execution. This Agreement may be executed in one or more counterparts each of which shall be an original document and all of which together shall constitute one and the same instrument. The Parties acknowledge that this Agreement may be executed and delivered by means of electronic signatures and that use and acceptance of electronic signatures to bind the Parties represents the voluntary agreement and intention of the Parties to conduct this transaction by electronic means. The Parties agree that execution and delivery by electronic means will have the same legal effect as if signatures had been manually written on this Agreement. This Agreement will be deemed lawfully executed by the Parties by such action for purposes of any statute or rule of law that requires this Agreement to be executed by the Parties to make the mutual promises, agreements and obligations of the Parties set forth herein legally enforceable. Facsimile and .pdf exchanges of signatures will have the same legal force and effect as the exchange of original signatures. THE PARTIES HEREBY WAIVE ANY RIGHT TO RAISE ANY DEFENSE OR WAIVER BASED UPON EXECUTION OF THIS AGREEMENT BY MEANS OF ELECTRONIC SIGNATURES IN ANY PROCEEDING ARISING UNDER OR RELATING TO THIS AGREEMENT. The Parties agree that the legal effect, validity and enforceability of this Agreement will not be impaired solely because of its execution in electronic form or that an electronic record was used in its formation. The Parties acknowledge that they are capable of retaining electronic records of this transaction.

IN WITNESS WHEREOF, the Parties hereto have executed this Employment Agreement as of the date set forth above.

Signature page follows.

CORMEDIX INC.		EXECUTIVE:

By:	/s/ Taunia Markvicka	/s/ Khoso Baluch
Name:	Taunia Markvicka	Khoso Baluch
Title:	Chair Compensation, BOD

Date: 9/27/16		Date: September 27, 2016

APPENDIX A

PRIOR INVENTIONS.